Exhibit 99.1

(BW) (INTERVEST-BANCSHARES) (IBCA)

INTERVEST BANCSHARES CORPORATION

Announces the Sale of $207 Million in Non-Performing and Underperforming Assets

and the Sale of $4.25 Million of Class A Common Stock

Business Editors - New York – (Business Wire – May 25, 2010)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA) (the “Company”) today reported that its wholly-owned subsidiaries, Intervest National Bank (the “Bank”) and Intervest Mortgage Corporation (“IMC”), completed the sale of certain non-performing and underperforming assets to affiliates of Värde Partners, Inc. (“Värde”) and FirstCity Financial Corporation (“FirstCity”) (Nasdaq: FCFC). In addition, the Bank also agreed to sell to the purchasers an additional property located in Ohio which is expected to close in approximately two weeks.

The total amount of assets sold or to be sold aggregated to approximately $207 million and consisted of $187 million of loans and $14.4 million of real estate owned by the Bank and $5.6 million of loans owned by IMC. The assets are comprised mainly of non-performing and underperforming loans on commercial real estate and multi-family properties and real estate owned in New York and Florida. As a result of the transaction, the Company will record a net charge after taxes of approximately $44 million in the second quarter of 2010. The Company will also record a deferred tax asset related to this transaction of approximately $33 million, which will be available to reduce income taxes payable on the Company’s future earnings.

Also on May 25, 2010, the Company sold in a private placement a total of 850,000 shares of its Class A Common Stock to affiliates of Värde and FirstCity, for an aggregate purchase price of $4,250,000. Those shares represent 9.9% of the issued and outstanding shares of the Class A Common Stock of the Company. Contemporaneously with these transactions, the Company contributed working capital to the Bank. Both before and after these transactions, the Bank had capital ratios in excess of the regulatory requirements to be designated as well capitalized.

“We are very pleased that we were able to complete these transactions in the current economic environment and believe that the combination of the loan sales and the capital investment is beneficial to Intervest and its shareholders,” stated Lowell Dansker, Chairman and Chief Executive Officer of Intervest. “It allows us to reduce our total non-performing and underperforming assets by 75%, a substantial decline that will enable our management team to continue to provide outstanding service to our loyal customer base for which Intervest is known. The removal of these assets also eliminates the uncertainty surrounding any additional credit costs associated with these assets. Our commitment to our shareholders during this credit cycle has been to work through problem assets expeditiously in a manner that makes sound business sense for our shareholders. This transaction meets these goals. In addition, the receipt of additional capital from Värde and FirstCity, coupled with the asset sale, will allow us to refocus our efforts towards the pursuit of earnings strategies in our market areas of expertise.”

Sandler O’Neill & Partners, L.P. acted as placement agent for the Company in connection with the private placement and Sandler O’Neill Mortgage Finance L.P. acted as agent for the Company in connection with the loan sale.

About Intervest:

Intervest Bancshares Corporation is a bank holding company. Its principal operating subsidiary is Intervest National Bank, a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. Intervest Bancshares Corporation’s Class A Common Stock is listed on the NASDAQ Global Select Market:Trading Symbol IBCA.

This press release may contain forward-looking information. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may affect the Company’s actual results of operation. The following important factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in general economic conditions and real estate values in the Company’s market areas; changes in policies by regulatory agencies; fluctuations in interest rates; demand for loans and deposits; and competition. Reference is made to the Company’s filings with the Securities and Exchange Commission for further discussion of risks and uncertainties regarding the Company’s business.

About Värde:

Värde is a leading investor in distressed securities and assets, as well as various types of discounted obligations, including non-performing and underperforming corporate, consumer and real estate loans and high yield debt. Established in 1993, Värde is based in Minneapolis, MN with offices in London and Singapore. It has a 15-year track record in investing and resolving distressed assets. With over 145 staff, Värde has over $6.0 billion in assets under management.

About FirstCity:

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to distressed asset acquisitions and special situations investments. FirstCity has offices in the U.S. and affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market: Trading Symbol FCFC.

CONTACT:	LOWELL DANSKER, CHAIRMAN Intervest Bancshares Corporation One Rockefeller Plaza (Suite 400) New York, New York 10020-2002 212-218-2800 Fax - 212-218-2808